FOR IMMEDIATE RELEASE

Investor Contact
Enrique Mayor-Mora, Denny’s: 877-784-7167

Media Contact
Liz Brady, ICR: 646-277-1226

DENNY’S CORPORATION APPOINTS CHIEF FINANCIAL OFFICER
MARK WOLFINGER TO BOARD OF DIRECTORS

Spartanburg, SC – January 31, 2011 – Denny’s Corporation (NASDAQ: DENN), one of America's largest full-service family restaurant chains, today announced the appointment of Chief Financial Officer, F. Mark Wolfinger to the Board of Directors, effective January 26, 2011.  The Company also appointed newly hired President and Chief Executive Officer, John C. Miller to the Board of Directors, effective February 1, 2011.

Mr. Wolfinger currently serves as Executive Vice President, Chief Administrative Officer and Chief Financial Officer. Mr. Wolfinger is responsible for the overall financial direction of the company in addition to overseeing the Development, Information Technology, Purchasing and Legal functions.  Mr. Wolfinger joined Denny's in September 2005 and has been instrumental in helping to strengthen the brand and solidify the company's capital structure.

Brenda Lauderback, chair of Denny’s Corporate Governance and Nominating Committee, stated, “Mark has proven through his contributions and increasing responsibilities over the past six years to be a significant asset to Denny’s and we look forward to adding his expertise, judgment and insight to the Board. Among his many meaningful contributions, Mark has led our successful Franchise Growth Initiative (FGI) which has transformed Denny’s business model to a more heavily franchised system, he has strengthened the Company’s capital structure, and most recently he spearheaded our strong development effort that resulted in the opening of more new domestic restaurants in 2010 than in any year in the brand’s 57 year history.”

About Denny’s Corporation
Denny's is one of America's largest full-service family restaurant chains, currently operating more than 1,600 franchised, licensed, and Company-owned restaurants across the United States, Canada, Costa Rica, Mexico, Honduras, Guam, Puerto Rico and New Zealand. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website.